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                                                                     EXHIBIT 4.4

                                 AMENDMENT NO. 3
                                     TO THE
                    TLC VISION (USA) CORPORATION 401(k) PLAN
                AS AMENDED AND RESTATED JANUARY 1, 2004 ("PLAN")

      Pursuant to Section 10.01 of the TLC Vision (USA) Corporation 401(k), as amended and restated as of January 1, 2004 ("Plan"), TLC Vision (USA) Corporation hereby adopts this Amendment to the Plan, effective as of January 1, 2004, except as otherwise provided below.

      1. EFFECTIVE AS OF JUNE 1, 2004, THE PLAN IS AMENDED BY THE ADDITION OF A NEW SUBPARAGRAPH (h) TO SECTION 3.02 OF THE PLAN TO PERMIT CATCH-UP CONTRIBUTIONS, AS FOLLOWS:

      (h) Catch-up Contributions. Effective June 1, 2004, all Participants who are eligible to make elective deferrals under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code
Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of Section 3.02(c)(4), which provides for the required limitations of Code Section 402(g), nor for purposes of Section 7.03, which provides for the required limitations of Code Section 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416,
as applicable, by reason of the making of such catch-up contributions. No catch-up contribution made to the Plan shall be eligible for an Employer matching contribution.

      2. EFFECTIVE AS OF JANUARY 1, 2004, SECTION 3.03(b) OF THE PLAN IS AMENDED TO READ AS FOLLOWS:

      (b) Payment. The Employer's matching contribution if any, as determined under paragraph (a), may be made in cash or in Employer Stock and shall be paid to the Fund quarterly throughout each year, or as otherwise determined by the Employer's board of directors, but in no event later than the due date (including extensions) for the Employer's federal income tax return for the taxable year of the Employer corresponding to the Plan Year to which the matching contribution relates. Notwithstanding anything to the contrary, if for any calendar quarter, the matching contribution is to be made in Employer Stock, the shares of Employer Stock required for any such calendar quarter shall be based on the value of Employer Stock on the first day of the applicable calendar quarter or the value of Employer Stock on the last day of the applicable calendar quarter, whichever value is lower.

      3. EFFECTIVE FOR JANUARY 1, 2004, SECTION 4.01 OF THE PLAN IS AMENDED TO READ AS FOLLOWS.

      SECTION 4.01 INVESTMENT ELECTIONS.

      (a) Investment Options. A Participant who is in active employment of an Employer or Other Employer, or who ceases to be so employed but elects a deferred distribution of his Account, may invest all or part of his Before-Tax Contribution, Rollover

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Contribution Account, and Employer Profit Sharing Contribution Account, if any,
and, after June 15, 2004, that portion of his Employer Matching Contribution Account that is not Employer Stock, in any one or more of the investment fund or funds as are made available from time to time by the Trustee at the direction of the Plan Administrator. In no event, however, may a Participant direct investment of any portion of his Account into Employer Stock.

      The Plan Administrator may from time to time change the available investment funds. In such event, the Plan Administrator shall give reasonable notification to Participants of such change. A Participant shall invest his Account only in whole increments of one percent. In the absence of an election, the Account shall be invested in the stable asset fund, money market fund, or other similar investment alternative offered under the Plan.

      Any Employer Matching Contributions made in Employer Stock shall remain in the Participant's Employer Matching Contribution Account as Employer Stock unless or until reinvested by him into one or more of the investment funds available under the Plan; provided, however, that in no event may a Participant reinvest any of the Employer Stock allocated to his Employer Matching Contribution Account until after June 15, 2004 and unless and until he is 100% vested in his Employer Matching Contribution Account.

      Except as otherwise provided by law, the Trustee shall have no fiduciary responsibility with respect to the selection of such investment funds nor in connection with the investment choices made by Participants or dictated by the Plan. The Trustee's only responsibility shall be with respect to the individual investments of any investment funds that are offered and operated by the Trustee and made available for Participant investment under the Plan, and which are not controlled by an investment manager appointed pursuant to Section 8.06.

      (b) Method of Election. Each Participant shall indicate his initial election for investment of his Before-Tax, Rollover, or Employer Profit Sharing Account, and that portion of his Employer Matching Contribution Account that is not Employer Stock, if any, by filing a written designation upon enrollment with the Plan Administrator on a form provided by the Plan Administrator. Thereafter, any changes, including any change of his Employer Matching Contribution Account out of Employer Stock, shall be arranged directly with the Trustee, by telephone or otherwise as permitted under procedures established by the Trustee.

      (c)   Frequency of Election.

            (1) Future Contributions. With respect to future before-tax or profit sharing contributions, a Participant who is actively employed by an Employer or Other Employer may file a new designation at any time; the new designation shall become effective with respect to contributions made following the date on which the Trustee or his delegate receives the new designation. In the absence of a new election, future contributions shall be invested in the available funds in the same proportions as specified in the Participant's most recently filed election. Such designation also shall apply to Employer matching contributions that are made in cash, if any, but not to such contributions that are made in Employer Stock.

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            (2) Existing Accounts -- Interfund Transfers. With respect to his existing Before-Tax, Rollover, or Employer Profit Sharing Account balance, and that portion of his Employer Matching Contribution Account that is not Employer Stock, if any, a Participant who is actively employed by the Employer or Other Employer, or who ceases to be so employed but elects a deferred distribution of his Account, may change his election and request a transfer of monies from such Accounts among the available funds at any time. A Participant who is 100% vested in his Employer Matching Contribution Account may request, after June 15, 2004, a reinvestment of any portion of his Account held in Employer Stock at any time that trading of Employer Stock is permissible by persons subject to the Company's insider trading policy. All such investment changes shall become effective no later than the day that follows such request, or in the sole discretion of the Plan Administrator, at such later date as is appropriate to effectuate the Participant's new election without incurring significant losses or transactional costs or, if necessary, in order to comply with trade limitations imposed by the specific investment funds. The Plan Administrator shall direct the Trustee to transfer monies or other property from the appropriate fund to the other fund(s) as may be necessary to reflect the aggregate transfers of all Participants after the Plan Administrator has caused the necessary entries to be made to each Participant's interest in the funds and has reconciled offsetting transfer elections, in accordance with uniform rules established by the Plan Administrator.

      (d) Effects of Investment Directions. A Participant directing investment of his Account pursuant to this section shall be entitled only to those earnings and investment gains or losses as are experienced by the segregated portion of his Account affected by his direction (less any expense incurred by the Trustee in carrying out the Participant's investment directions), plus any net change allocated to the part of his Account, if any, that has not been segregated and/or for which he does not direct investments.

      4.    SECTION 6.02(c) OF THE PLAN IS AMENDED TO READ AS FOLLOWS:

      (c) Options. The following shall be the distribution options available to a Participant (or his Beneficiary) who is entitled to receive benefits, except as otherwise limited in paragraph (d) below:

            (1)   A single lump sum payment; or

            (2) A direct rollover of all or a portion of the Participant's nonforfeitable Account balance to the trustee or other fiduciary of (A) a trust that is exempt under Code Section 501(a) and maintained in accordance with a plan described in Code Section 401(a), (B) an individual retirement account as described in Code Section 408(a) or an individual retirement annuity as described in Code Section 408(b), or (C) an annuity plan described in Code Section 403(a), provided that such plan, account or annuity accepts such distributions. This direct rollover option shall not be available with respect to any hardship distribution.

      A Participant shall receive an in-kind distribution of any whole shares of Employer Stock that are held in the Participant's Employer Matching Contribution Account as of the

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date the Participant's distribution election form is received by the Plan
Administrator. The value of any fractional shares shall be distributed in cash. Except as provided above, the Participant shall not have any right to receive a distribution in the form of Employer Stock. Prior to and as a condition of receiving an in-kind distribution of Employer Stock, the Participant shall execute such documents as the Employer deems reasonably necessary to comply with then existing securities laws, including documents pertaining to restrictions on transfer of Employer Stock.

      5. SUBPARAGRAPHS (3) AND (4) OF SECTION 7.01(d) OF THE PLAN ARE AMENDED TO READ AS FOLLOWS:

            (3) Forfeitures. The forfeitable portion of a Participant's Employer Matching Contribution Account, and his Employer Profit Sharing Contribution Account, if any, shall be forfeited and returned to the Fund in accordance with the rules of this paragraph.

                  (A) If the nonforfeitable balance of the Participant's Employer Matching Contribution Account and his Employer Profit Sharing Contribution Account is distributed in a single lump sum payment, the forfeiture shall occur upon distribution to the Participant of the vested portion of his Account.

                  (B) If the nonforfeitable balance of the Participant's Employer Matching Contribution Account and his Employer Profit Sharing Contribution Account exceeds $5,000, and if the Participant does not consent to payment of this amount prior to his attainment of Normal Retirement Age, the forfeiture shall occur as of the last day of the Plan Year in which the Participant incurs his fifth consecutive one-year Break in Service.

                  (C) If a Participant terminates employment at a time when he has no nonforfeitable right to any portion of his Account attributable to Employer Matching Contributions or Employer Profit Sharing Contributions, the Participant will be deemed to have received a distribution of such Accounts as of the date of his termination and a forfeiture of his entire Employer Matching Contribution Account balance and his Employer Profit Sharing Contribution Account balance shall occur on such termination date.

            (4) Repayments. A Participant who has received a distribution of less than the full balance of his Account, and who returns to employment covered by the Plan prior to incurring five consecutive one-year Breaks in Service, may elect to repay to the Fund the full amount distributed and have his Account restored to the amount on the date of the distribution, unadjusted for any gains or losses occurring subsequent to the date of distribution, provided that such repayment is made prior to the earlier of: (A) five years after the date he resumes employment with the Employer, or (B) the last day of the Plan Year in which he incurs the fifth consecutive one-year Break in Service after receiving a distribution of less than the full balance of his Account. Restoration of his Account shall be made from forfeitures, or to the extent necessary, additional Employer contributions. Any

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      amount repaid by the Participant shall be aggregated in the Participant's
      Account with any restored forfeiture.

            In the case of a former Participant who was deemed to have received a distribution pursuant to subparagraph (3)(C) above and who resumes employment with the Employer before the date the former Participant incurs 5 consecutive one-year Breaks in Service, the balance of his Employer Matching Contribution Account and Employer Profit Sharing Contribution Account, if any, shall be restored upon his reemployment to the amount on the date of such deemed distribution in the manner provided in the previous paragraph.

      6. TLC VISION (USA) CORPORATION HAS CAUSED THIS AMENDMENT TO BE EXECUTED ON MAY 21, 2004.

                                         TLC VISION (USA) CORPORATION,
                                         Company

/s/ Cindy Stahl                               /s/ Robert W. May
_______________________________          By:  __________________________________
Witness                                       Robert W. May
                                         Its: Secretary

                       [signatures continued on next page]

/s/ Cindy Stahl                             /s/ Robert W. May
_______________________________             ____________________________________
Witness                                     Robert W. May, Trustee

/s/ Cindy Stahl                             /s/ B. Charles Bono III
_______________________________             ____________________________________
Witness                                     B. Charles Bono III, Trustee

/s/ Cindy Stahl                             /s/ Stephen Tucker
_______________________________             ____________________________________
Witness                                     Stephen Tucker, Trustee